Exhibit 99.1

Innovation. Experience. Performance.

NEWS RELEASE

CLAES GLASSELL APPOINTED TO THE

BOARD OF DIRECTORS OF CAMBREX CORPORATION

East Rutherford, NJ – March 16, 2016 – Cambrex Corporation (NYSE: CBM, “Cambrex”) announced today that on March 14, 2016, Claes Glassell was appointed to the Company’s Board of Directors for a term expiring on the date of its 2016 annual meeting and will serve on the Board’s Audit and Regulatory Affairs Committees.  Mr. Glassell’s appointment increases the size of the Board to ten members until William Korb’s retirement following the Company’s April 2016 Annual Meeting of Stockholders.

Chairman of the Board, Shlomo Yanai, commented, "We are excited to have Mr. Glassell join Cambrex's Board of Directors. He has significant life sciences experience in senior leadership positions, including at the board level, and he will be a valuable resource to both the Board and our management team."

Prior to joining Cambrex as a board member, from 2011 through 2015, Mr. Glassell was Chief Executive Officer of CMC Biologics, a contract manufacturing organization with 500 employees globally. From 2004 through 2011, Mr. Glassell was Chief Executive Officer of Cerus Corp., a publicly held medical device company. Before joining Cerus Corp., Mr. Glassell spent over eight years at Cambrex Corporation as President and Chief Operating Officer. From 1989 through 1994, Mr. Glassell was President and CEO of Nobel Chemicals and Senior Vice President of Nobel Industries. He has a Master’s degree in Chemical Engineering from Chalmers University of Technology.

Mr. Glassell has served on the boards of several public and private companies, including Vitrolife AB, Cellartis AB, Nobel Chemicals, Berol Nobel, Cambrex, Cerus, CMC Biologics, Swedish American Chamber of Commerce, and Swedish Chemical Industry Association.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201.804.3037
Email:	stephanie.lafiura@cambrex.com

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